SECOND DEED OF AMENDMENT

between

Renova Industries Ltd.

CMCR Management Limited

and

Renova Media Enterprises, Ltd.

in respect of

A SHAREHOLDERS AGREEMENT

A CREDIT FACILITY AGREEMENT

AND A SALE AND PURCHASE AGREEMENT

Dated 7 June 2006

DEED OF AMENDMENT

This Deed of Amendment (this "Deed") is made and entered into on 7 June 2006, between RENOVA INDUSTRIES LTD, a company registered in the Bahamas and whose registered office is at Shirley House, 50 Shirley Street, P.O. Box N-7755, Nassau, Bahamas ("Renova"), CMCR MANAGEMENT LIMITED, a company registered in the Bahamas and whose registered office is at Winterbotham Place, Marlborough & Queen Street, P.O. Box № 10429, Nassau, Bahamas ("CMCR" and together with Renova, the "Principals" and each individually, a "Principal"), and RENOVA MEDIA ENTERPRISES LTD., a company registered in the Bahamas, and whose registered office is at Shirley House, 50 Shirley Street, P.O. Box N-7755, Nassau, Bahamas (the "Company", and together with Renova and CMCR, the "Parties" and each individually, a "Party").

WHEREAS, by a Sale and Purchase Agreement between CMCR and the Company dated 19 April 2006 (the "SPA"), CMCR has agreed to sell to the Company certain shares in OAO "Comcor", an open stock company registered in the Russian Federation with principal state registration number 1027739387521 and whose registered place of location is at All-Russia Exhibition Centre, Pavilion No. 4, Moscow 129223, Russian Federation ("COMCOR") in exchange for cash and the issuance by the Company to CMCR of certain shares in the Company;

WHEREAS, by a Shareholders Agreement between the parties hereto dated 19 April 2006 (the "Shareholders Agreement"), Renova, CMCR and the Company have set out their agreement in respect of ownership, management and funding of the Company by Renova and CMCR from the time of completion of the SPA;

WHEREAS, by a Credit Facility Agreement for Renova Media Enterprises Ltd. dated 19 April 2006, Renova, CMCR have agreed to make available to the Company a loan facility in the aggregate amount of US$59,140,000 (the “Loan 1 Agreement”)

WHEREAS, subsequent to the date of the SPA and the Shareholders Agreement, but prior to completion of the SPA and the Shareholders Agreement coming into effect, the parties have agreed that the expected value of COMCOR and its assets, will be different from what was anticipated in the SPA and the Shareholders Agreement; and

WHEREAS, the Parties wish to enter into this Deed in order to record their agreement in respect of the aforementioned difference in value, as the same may affect the SPA and the Shareholders Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows:

1.

Certain Definitions

In this Deed, the following words shall have the following meanings:

"CMCR" has the meaning set forth in the Preamble.

"Company" has the meaning set forth in the Preamble.

 "Deed" has the meaning set forth in the Preamble.

"Loan 1" and "Loan 2" have the meaning given to them in the Shareholders Agreement.

"Party" or "Parties" has the meaning set forth in the Preamble.

"Person" means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

"Principal" or "Principals" has the meaning set forth in the Preamble.

"Renova" has the meaning set forth in the Preamble.

"Shareholders Agreement" has the meaning set forth in the Preamble.

"SPA" has the meaning set forth in the Preamble.

"US$" and "United States Dollars" means the lawful currency of the United States of America that at the time of payment is legal tender.

2.

Interpretation

In this Deed, unless otherwise specified:

(a)

the singular includes the plural and vice versa and any gender includes either gender;

(b)

the headings in this Deed are inserted for convenience only and shall not affect its construction;

(c)

references to this Deed or to any other document include a reference to this Deed or such other document as varied, amended, modified, novated or supplemented from time to time;

(d)

references to any gender shall include all other genders;

(e)

references to the word "include" or "including" are to be construed without limitation;

(f)

references to any Clause, paragraph or Schedule are to those contained in this Deed and all Schedules to this Deed are an integral part of this Deed;

(g)

in writing includes, unless otherwise provided in this Deed, any communication made by letter or facsimile transmission, but not electronic mail;

(h)

business day means, unless otherwise provided in this Deed, a day (not being a Saturday or Sunday) on which banks are open for normal banking business in both Moscow, the Russian Federation, and Nassau, Bahamas; and

(i)

U.S. Dollar amounts include the equivalents in any other currency unless otherwise specified herein.

3.

Amendments to Sale and Purchase Agreement (SPA)

The Parties agree that the following terms of the SPA be and are hereby amended, and shall henceforth be read accordingly:

3.1

In Clause 3.1(a) of the SPA, the reference to a cash consideration of "forty three million nine hundred seventy nine thousand four hundred twenty eight United States Dollars (US$43,979,428)" is amended to “fifty four million two hundred six thousand one hundred fourteen United States Dollars (US$54,206,114)", which amount shall be read as the Cash Consideration.

3.2

In Paragraph (c) of Part 2 of Schedule 4 of the SPA, the reference to a confirmation of "forty three million nine hundred seventy nine thousand four hundred twenty eight United States Dollars (US$43,979,428)" being in the Buyer's account is amended to a reference to “fifty four million two hundred six thousand one hundred fourteen United States Dollars (US$54,206,114)" being in the Buyer's account.

3.3

In Recital D of the SPA, the reference to "fifty nine million one hundred forty thousand United States Dollars (US$59,140,000)" is amended to a reference to "eighty million twelve thousand four hundred seventy seven United States Dollars (US$80,012,477)".

4.

Warranties and Representations under Sale and Purchase Agreement

4.1

The Parties agree that to the extent that any of the Warranties given by the Seller (as these terms are defined in the SPA) in paragraphs 2, 3, 6.3, 7.1, 7.2, 7.3, 7.4, 8 (save for paragraphs 8.1.1, 8.1.4, 8.2 and 8.4), 10 and 11 of Schedule 6 of the SPA is affected or fails to be true, accurate and not misleading in any way, provided, however,  that the aggregate amount of the liability arose after the date of the SPA and prior to Completion does not exceed US$1,000,000, the same shall not  (i) constitute a breach of any of the Warranties given by the Seller in Schedule 6 of the SPA; (ii) give rise to any claim in respect of the Warranties given by the Seller; (iii) give rise to any obligation to notify or provide disclosure to the Company under the SPA or (iv) give rise to any right on the part of the Company to terminate the SPA.

4.2

The Parties acknowledge that in addition to the powers of attorney disclosed by the Buyer (as the term is defined in the SPA) in Schedule 15 of the SPA, the Buyer has the following powers of attorney outstanding:

(a)

Power of Attorney issued on 10 April 2006 to Firykov Ivan Nikolaevich, authorizing him to represent the Buyer before the Federal Antimonopoly Service of the Russian Federation; and

(b)

Power of Attorney issued on 21 April 2006 to Khvostov Vladimir Ilich, authorizing him to represent the Buyer before the authorized share registrars and depositaries in the territory of the Russian Federation (collectively the “New POAs”).

The Parties agree that for the purpose of the Warranties given by the Buyer in Schedule 7 of the SPA the New POAs shall be deemed duly disclosed to the Seller, and to the extent that any of the Warranties given by the Buyer in Schedule 7 of the SPA is affected or fails to be true, accurate and not misleading in any way as a result of the New POAs having been issued, the same shall not (i) constitute a breach of any of the Warranties given by the Buyer in Schedule 7 of the SPA; (ii) give rise to any claim in respect of the Warranties given by the Buyer or for any misrepresentation by the Buyer; (iii) give rise to any obligation to notify of provide disclosure to CMCR under the SPA or (iv) give rise to any right on the part of Company to terminate the SPA.

5.

Amendments to Shareholders Agreement

The Parties agree that the following terms of the Shareholders Agreement be and are hereby amended, and shall henceforth be read accordingly:

5.1

In the definition of "Completion Price" in Clause 1 of the Shareholders Agreement, the reference to "two hundred twenty thousand United States Dollars (US$220,000)" is amended to a reference to "two hundred forty two thousand nine hundred ninety one United States Dollars (US$242,991)", which amount shall be read as the Completion Price per one Share (as that term is defined in the Shareholders Agreement).

5.2

In the definition of "Loan 1" in Clause 1 of the Shareholders Agreement, the reference to "fifty nine million one hundred forty thousand United States Dollars (US$59,140,000)" is amended to a reference to "eighty million twelve thousand four hundred seventy seven United States Dollars (US$80,012,477)".

5.3

In Clause 14.1 of the Shareholders Agreement, the reference to "fifty nine million one hundred forty thousand United States Dollars (US$59,140,000)" is amended to a reference to "eighty million twelve thousand four hundred seventy seven United States Dollars (US$80,012,477)".

5.4

In Clause 22.1.2 of the Shareholders Agreement, the reference to the Cash Payment of "sixty million nine hundred forty thousand United States Dollars (US$60,940,000)" is amended to "sixty seven million three hundred eight thousand four hundred ninety two United States Dollars (US$67,308,492)", which amount shall be read as the amount of the Cash Payment.

5.5

In Clause 22.2.1 of the Shareholders Agreement, the reference to the amount of Loan 2 of an aggregate value of one hundred three million nine hundred sixty  thousand United States Dollars (US$103,960,000) is amended to “one hundred sixteen million nine hundred fifty six thousand one hundred five United States Dollars (US$116,956,105)”, which amount shall be read as the aggregate value of Loan 2.

5.6

 In Clause 22.2.2 (a) of the Shareholders Agreement, the reference to "fifty million nine hundred forty thousand United States Dollars (US$50,940,000)" is amended to a reference to "fifty seven million three hundred eight thousand four hundred ninety two United States Dollars (US$57,308,492)".

5.7

In Clause 22.2.2 (b) of the Shareholders Agreement, the reference to "fifty three million twenty thousand United States Dollars (US$53,020,000)" is amended to a reference to "fifty nine million six hundred forty seven thousand six hundred fourteen United States Dollars (US$59,647,614)".

5.8

Clause 22.1.2 (c) should be amended to read as follows: “expiration of the period provided for  the  exercise of pre-emptive rights by the existing shareholders of COMCOR in accordance with the applicable laws.”

6.

Loan 1 Agreement

6.1

In the definition of "CMCR Commitment" in Clause 1.1 of the Loan 1 Agreement, the reference to "twenty eight million nine hundred seventy eight thousand six hundred United States Dollars (US$28,978,600)" is amended to a reference to "thirty nine million two hundred six thousand one hundred fourteen United States Dollars (US$39,206,114)".

6.2

In the definition of "Renova Commitment" in Clause 1.1 of the Loan 1 Agreement, the reference to "thirty million one hundred sixty one thousand four hundred United States Dollars (US$30,161,400)" is amended to a reference to "forty million eight hundred six thousand three hundred sixty three United States Dollars (US$40,806,363)".

6.3

In the Preamble of the Loan 1 Agreement the reference to "fifty nine million one hundred forty thousand United States Dollars (US$59,140,000)"being the aggregate amount of the credit facility provided thereunder is amended to a reference to "eighty million twelve thousand four hundred seventy seven United States Dollars (US$80,012,477)".

7.

Continuing Effect

Except as specifically provided in this Deed, all of the provisions of the Shareholders, the Loan 1 Agreement and the SPA shall remain in full force and effect notwithstanding the agreements recorded by this Deed.

8.

Costs; Fees; Expenses

Each of the Parties shall bear its own legal, accountant and other costs, fees, charges and expenses connected with negotiation, preparation, execution and performance of this Deed.

9.

Amendments and Waivers

No amendment of any provision of this Deed shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.

Severability

Any term or provision of this Deed that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.

Entire Agreement

This Deed, the SPA, Loan 1 Agreement  and the Shareholders Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersede all prior oral and written agreements or understandings of the Parties relating hereto, all of which shall be deemed terminated, null and void and of no further effect from the date hereof.  This Deed shall be binding on all successors and permitted assignees of the Parties.

12.

Further Assurances

Each Party shall perform and execute, or arrange for the performance and execution of, each necessary act, document and thing reasonably within its power for the purposes of implementing the provisions of this Deed.

13.

Counterparts

This Deed may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.

Governing Law and Language

This Deed shall be governed by, and construed in accordance with, English law.

15.

Arbitration

Clause 34 of the Shareholders Agreement (Arbitration) shall apply mutatis mutandis to this Deed.

16.

Confidentiality

Clause 23 of the Shareholders Agreement (Confidentiality) shall apply mutatis mutandis to this Deed.

17.

Third Party Rights

The Parties do not intend that any term of this Deed shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any Person who is not a party to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Deed as of the date first written above.

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Executed as a Deed on behalf of

CMCR MANAGEMENT LIMITED,

a company incorporated in the Bahamas by [_____________  ] and [_____________     ], being persons who, in accordance with the laws of that territory are acting under the authority of CMCR Management Limited

) ) ) ) ______________________ ) Director ) ) ) ) ______________________ ) Director/Secretary ) )

Executed as a Deed on behalf of

RENOVA INDUSTRIES LIMITED,

a company incorporated in the Bahamas by [_____________              ] and [_____________           ], being persons who, in accordance with the laws of that territory are acting under the authority of Renova Industries Limited

) ) ) ) ______________________ ) Director ) ) ) ) ______________________ ) Director/Secretary )

Executed as a Deed on behalf of

RENOVA MEDIA ENTERPRISES LTD.,

a company incorporated in the Bahamas by [_____________       ] and [_____________           ], being persons who, in accordance with the laws of that territory are acting under the authority of Renova Media Enterprises Ltd.

) ) ) ) ______________________ ) Director ) ) ) ) ______________________ ) Director/Secretary ) ) )